Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and any related Prospectus Supplement of RealPage, Inc. for the registration of its securities and to the incorporation by reference therein of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedule of RealPage, Inc., and the effectiveness of internal control over financial reporting of RealPage, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 21, 2018